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                                                                 Exhibit 99.j(1)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 16 to Registration Statement No. 333-33365 on Form N-1A (the "Registration Statement") of our report dated December 19, 2003 appearing in the Annual report of the Seix Funds, Inc. (Comprising the Seix Core Bond Fund, Seix Intermediate Bond Fund, Seix High Yield Fund, and Seix Limited Duration Fund), and to the reference to us under the heading "Financial Highlights" in the Prospectuses, and under the heading "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 27, 2004